PURCHASE AND SALE AGREEMENT
THIS AGREEMENT (“Agreement”) is made and entered into this 30th day of June, 2006, by and between NEVADA LAND AND RESOURCE COMPANY, a Nevada limited liability company (“NLRC”) and VIDLER WATER COMPANY, INC., a Nevada corporation (“VIDLER”) (collectively “SELLER”), whose address is 3480 GS Richards Blvd., Suite 101, Carson City, Nevada 89703, and SOUTHERN NEVADA WATER AUTHORITY, a Joint Powers Authority established pursuant to NRS Chapter 277 (“BUYER”) whose address is 1001 S. Valley View Blvd, Las Vegas, Nevada 89153. SELLER and BUYER are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.” The date that SELLER and BUYER have executed this Agreement is referred to herein as the “Effective Date”.
R E C I T A L S
A.  NLRC is the owner of all that land and real property lying and situated in White Pine County, Nevada, commonly known as Spring Valley Ranch including but not limited to the land more particularly described on Exhibit “A” attached hereto and incorporated herein by this reference located in White Pine County, Nevada (which, together with all easements and other appurtenances thereto is referred to herein as the “Real Property”).
B.  NLRC and VIDLER are the owners of the water rights which are appurtenant to the Real Property or used in connection therewith, including but not limited to the water rights and water rights applications described in Exhibit “A-1” hereto (“Water Rights”). NLRC is the owner of those certain Stock Water Rights used in conjunction with its cattle ranching operation which are more particularly described and set forth in Exhibit “A-2” attached hereto, which Stock Water Rights are being expressly retained by SELLER.
C.  SELLER is the owner of certain grazing permits which are described in Exhibit “B” hereto (“Grazing Permits”) some of which are to be transferred to BUYER and some of which are to be retained by SELLER as set forth in Exhibit “B”.
D.  The Real Property, the Water Rights and the Grazing Permits designated as being transferred to BUYER are collectively referred to as the “Property”.
E.  SNWA is familiar with the ranch property and related water rights for the ranch property and the Parties believe that there are inherent surface water rights and recharge benefits related to the ranch property which provide water resource management benefits to Spring Valley.
F.  SELLER desires to sell and BUYER desires to acquire the Property on the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants, terms and conditions herein contained, the Parties hereby agree as follows:
1.  REPRESENTATIONS AND WARRANTIES: NO PERSON IS AUTHORIZED TO MAKE, AND BY EXECUTION HEREOF BUYER ACKNOWLEDGES THAT NO PERSON HAS MADE, ANY REPRESENTATION, WARRANTY, GUARANTY OR PROMISE EXCEPT AS SET FORTH HEREIN; AND NO AGREEMENT, STATEMENT, REPRESENTATION OR PROMISE MADE BY ANY SUCH PERSON WHICH IS NOT CONTAINED HEREIN SHALL BE VALID OR BINDING ON SELLER. THE ONLY REPRESENTATIONS OR WARRANTIES OUTSTANDING WITH RESPECT TO THE SUBJECT MATTER OF THIS TRANSACTION, EITHER EXPRESS OR IMPLIED BY LAW, ARE SET FORTH HEREIN, AND BUYER EXPRESSLY WAIVES THE RIGHT TO ANY WARRANTY IMPLIED BY LAW. BUYER ACKNOWLEDGES THAT SELLER HAS MADE THE SUBJECT PROPERTY AVAILABLE FOR THE BUYER’S INDEPENDENT INSPECTION. THE PARTIES FURTHER ACKNOWLEDGE THAT, EXCEPT FOR THE SPECIFIED EXPRESS WARRANTIES OF THE OTHER CONTAINED IN THIS AGREEMENT, IF ANY, THE SUBJECT PROPERTY IS CONVEYED IN AN “AS IS” CONDITION.
2.  PURCHASE AND SALE OF REAL PROPERTY: SELLER agrees to convey the Property, together with all of SELLER’S rights, title and interest therein, in accordance with the terms of this Agreement.
3.  PURCHASE PRICE: The purchase price for the Property shall be TWENTY TWO MILLION AND 00/100 DOLLARS ($22,000,000.00), which shall be paid by BUYER to SELLER in accordance with the terms of this Agreement.
4. ESCROW, CONVEYANCE, AND TITLE INSURANCE: Escrow shall be with TICOR TITLE OF NEVADA, INC. (“Escrow Holder”), which is located at 5441 Kietzke Lane, Suite 100, Reno, NV 89511, Escrow Officer, Susan Longero, telephone 775-324-7400.
a.  Escrow shall open as of the date upon which Escrow Holder has received a fully signed original, or counterpart originals, of this Agreement, accompanied by the sums and documents required herein. The date all such items have been delivered to Escrow Holder shall be referred to herein as the “Opening of Escrow” and reported by letter to the Parties by Escrow Holder, and the date escrow actually closes and the deed is recorded shall be referred to as “Close of Escrow” or the “Closing”. Escrow Holder is hereby authorized and instructed to act in accordance with the provisions of this Agreement, which Agreement, together with Escrow Holder’s standard escrow instructions, shall constitute Escrow Holder’s escrow instructions. As between the Parties, if there is a conflict between Escrow Holder’s standard instructions and this Agreement, this Agreement will control.
b.  Ad valorem property taxes for the current fiscal year shall be prorated as of the Close of Escrow.
c.  All assessments and/or special taxes, including the full principal amount of all bonded indebtedness encumbering the Property due and owing at the time of closing, if any, shall be prorated as of Close of Escrow. If any deferred agricultural taxes are due as of the Closing BUYER shall be responsible for deferred agricultural taxes up to a maximum amount of EIGHTY FOUR THOUSAND ($84,000.00) DOLLARS. Any deferred agricultural taxes due as of the Closing in excess of this EIGHTY FOUR THOUSAND ($84,000.00) DOLLARS shall be the responsibility of SELLER.
d.  SELLER, at SELLER’S expense, shall furnish BUYER with a C.L.T.A. policy of title insurance in the full amount of the Purchase Price issued by TICOR TITLE INSURANCE COMPANY, subject only to those exceptions disclosed herein, or on the preliminary title report, or otherwise not objected to by BUYER.
e.  BUYER and SELLER shall each pay one-half (½) of the escrow fee and any and all other fees, including recording fees, document preparation fees and similar costs not specifically allocated in this Agreement. The parties acknowledge that no real property transfer tax is due upon transfer to BUYER of the Property.
f.  Title to Property shall be conveyed by Grant, Bargain and Sale Deed, title to the Water Rights shall be conveyed by a separate Grant, Bargain and Sale Deed. and title to the Grazing Rights designated to be transferred from SELLER to BUYER shall be transferred by Assignment from SELLER to BUYER.
5. PAYMENT OF PURCHASE PRICE: The Purchase Price to be paid by BUYER to Escrow Holder for SELLER as follows:
a.  Upon execution of this Agreement, BUYER shall deposit into escrow the amount of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00), (which, together with interest thereon, is referred to herein as the “Deposit”). Escrow Holder shall hold the Deposit in an interest bearing account acceptable to SELLER and BUYER, and the Deposit shall be credited to the Purchase Price at Close of Escrow, or if Escrow fails to close, otherwise disbursed as set forth herein.
b.  On August 21, 2006, the date set for the Close of Escrow, BUYER shall deliver to Escrow Holder TWENTY-ONE MILLION NINE HUNDRED THOUSAND AND NO/100 DOLLARS ($21,900,000.00), together with BUYER’S share of the closing costs and Escrow fees, in cash, federal funds, wire transfer funds or other readily available funds.
6. DUE DILIGENCE PERIOD: BUYER shall have until thirty (30) days after the Effective Date (hereinafter “Due Diligence Period”) to satisfy itself as to the items and matters which BUYER in its sole judgment feels are important and germane to the acquisition and ownership of the Property. If BUYER has not provided written notice of rejection of the Property to the SELLER and Escrow Holder prior to the expiration of the Due Diligence Period, the Deposit, together with any accrued interest, become nonrefundable, except in the case of SELLER’S default hereunder. In the event BUYER terminates this Agreement during the Due Diligence Period, the Deposit shall be refunded to BUYER. If this Agreement is not so terminated, the Deposit shall remain in Escrow until Close of Escrow, at which time it shall be applied to the Purchase Price.
7.  BUYER’S CONDITIONS ON CLOSE OF ESCROW: Close of Escrow shall be subject to the following conditions: The parties shall diligently attempt to achieve the satisfaction of these conditions without undue delay. If any of these conditions cannot be met, then, unless waived by BUYER, Escrow Holder, upon receipt of notification from BUYER or from SELLER that it cannot or will not be able to satisfy a condition, shall immediately cancel the Escrow and if such cancellation occurs, return the Deposit to BUYER and neither Party shall have any further obligation, rights, or liability under this Agreement. In the event of such cancellation SELLER shall pay the Escrow costs.
a.  Except as otherwise approved by BUYER, title to the Property shall be free of liens and encumbrances except those evidenced by the preliminary title report. SELLER shall, at its expense, furnish BUYER with a preliminary title report within ten (10) days after Opening of Escrow. Within ten (10) days of receipt of: (i) the preliminary title report; or (ii) any supplemental or amendatory report and the documents referred to as exceptions thereto, BUYER shall give SELLER notice specifying those matters which are unacceptable conditions of title. Said preliminary title report as supplemented and/or amended is hereinafter referred to as the “Title Report.” All exceptions in the Title Report not specifically disapproved by BUYER within ten (10) days after receipt of the initial submittal and/or, as applicable, supplementary or amendatory materials by BUYER, shall be deemed to have been approved. SELLER shall attempt to remove such objectionable items within ten (10) days thereafter, but in any event prior to the Close of Escrow, and if SELLER fails to remove such objectionable items within said period, and/or if the Title Policy will not be issued in the exact form approved by BUYER, SELLER shall notify BUYER in writing of such fact, and BUYER shall have the election to be exercised in writing within five (5) days after delivery to BUYER of such notice of SELLER of either:
1)  terminating this Agreement, in which event Escrow Holder shall return the Deposit and all other funds and documents deposited herein to the Party depositing same; or
2)  accepting the Property subject to the objectionable items.
b.  To the extent that the same exists, SELLER shall furnish BUYER with any and all land surveys and environmental assessments of, and any and all reports pertaining to, the Property in SELLER’S possession, within ten (10) days after Opening of Escrow, if any exist. Should BUYER fail to close escrow for whatever reason, BUYER shall promptly return all such land surveys, environmental assessments or other evaluations of the Property to SELLER.

c.  Current Lease. The Real Property is subject to that certain current, on-going lease agreement with CL Cattle Company through October 31, 2007. The Real Property is being conveyed subject to said lease agreement which shall be assigned to BUYER at the Close of Escrow. The parties agree to cooperate in providing any required notice to lessee. Any lease payments pursuant to said lease agreement shall be prorated between SELLER and BUYER as of the Close of Escrow.  Within ten (10) days after the Effective Date, SELLER shall obtain a written waiver from the current lessee waiving any option to purchase the Property or right of first refusal with respect thereto.
d.  Grazing Rights. There are various grazing permits and allotments that have been historically associated with the Spring Valley Ranch, as set forth in Exhibit “B” attached hereto. The grazing permits are granted by the Bureau of Land Management (BLM) and are specifically associated with certain “base property” owned by NLRC.
Portions of Spring Valley Ranch and the Grazing Permits are currently the subject of a lease with CL Cattle Company as set forth above. It is the intent of the parties that the Grazing Permits and allotments associated with the main headquarters ranch in Spring Valley and the Sunkist, Stonehouse, Larsen and Osborne properties be transferred to BUYER and the remaining permits and allotments be retained by NLRC as set forth in Exhibit B.
e.  It is the intent of the parties that the Stock Water Rights assocated with the cattle ranching operation which are specifically set forth on Exhibit A-2 attached hereto and incorporated herein be retained by NLRC. NLRC will retain the Grazing Permits and allotments associated with Chin Creek, the Willow Springs and Connors Summit Allotments for use in their cattle ranching operation as set forth in Exhibit B. The parties agree to use their best efforts and to cooperate and execute such further documents as may be necessary to accomplish the transfer and allocation of the BLM Grazing Permits and allotments as set forth herein.
f.  BUYER’S obligations under the terms of this Agreement are expressly contingent upon the approval of this transaction by its Board of Directors prior to Close of Escrow. In the event that the Board of Directors of BUYER fails to formally approve this Agreement and the transaction provided for herein by July 31, 2006, Escrow shall be cancelled and the Deposit, les any costs, shall be delivered to SELLER.
8.  REMEDIES:

8.1 SELLER’S Remedies. LIQUIDATED DAMAGES: BUYER RECOGNIZES THAT SELLER’S PROPERTY WILL BE REMOVED FROM THE MARKET DURING THE EXISTENCE OF THIS AGREEMENT. BOTH PARTIES AGREE THAT IF BUYER MATERIALLY BREACHES ITS OBLIGATIONS UNDER THIS AGREEMENT AND SUCH BREACH RESULTS IN BUYER’S FAILURE TO CLOSE ESCROW, SELLER SHOULD BE ENTITLED TO COMPENSATION FOR THE DETRIMENT DESCRIBED ABOVE, BUT THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICAL TO ASCERTAIN THE EXTENT OF SELLER’S ACTUAL DAMAGE. IN PLACING THEIR INITIALS AT THE PLACE PROVIDED BELOW THE PARTIES AGREE THAT IN THE EVENT OF SUCH DEFAULT, SELLER SHALL RETAIN, AS ITS SOLE REMEDY AT LAW OR IN EQUITY, BUYER’S DEPOSIT IN THE AMOUNT OF $100,000.00 AS LIQUIDATED DAMAGES FOR SUCH DETRIMENT.

SELLER’S Initials   BUYER’S Initials

/s/DATP     /s/pm

8.2 BUYER’S Remedies. If Closing fails to occur because of SELLER’S default, BUYER shall have all remedies available to BUYER at law or in equity, including specific performance.
9.  SELLER’S REPRESENTATIONS, COVENANTS, WARRANTIES AND OBLIGATIONS:
a. SELLER represents to BUYER that to the best knowledge of SELLER, the title to the Property to be conveyed to BUYER will not be encumbered by any easements, persons in possession, government patents or other rights, other than those items disclosed on the Title Report or which would be disclosed by a physical inspection of the Property or as specifically described herein. To the best knowledge of SELLER, the exception of common ranch materials and waste, there is no hazardous, toxic or radioactive material on the Real Property. SELLER agrees BUYER and/or its agents may make all disclosures and file all reports which may be required by law with respect to discovery of any hazardous, toxic or radioactive materials on the Real Property as a result of such investigations and hereby releases and holds BUYER harmless with respect to liability arising out of such disclosure.
  SELLER covenants there are not threatened or pending annexation proceedings, condemnation proceedings or litigation against or affecting any part of the Property.
During the pendency of this Agreement, SELLER shall not commit or suffer to be committed any waste in or upon the premises of the Real Property. Waste shall include, but not be limited to, any injury to the Real Property which renders it in a condition materially different from its condition at the date of this Agreement.
b.  As a material inducement to BUYER’S purchase of the Property, SELLER agrees that SELLER will not acquire within a period of three (3) years after Close of Escrow in its own name, or through any entity in which SELLER has an ownership interest or through any entity affiliated with any owner of SELLER (collectively “SELLER’S Affiliates”) any land or water rights within the larger of (a) the area known as Spring Valley, White Pine County, Nevada or (b) the area designated by the State Engineer of the State of Nevada as Basin 184 within White Pine County (herein “Reserved Property”). It is expressly understood and acknowledged that VIDLER is currently involved with the Lincoln County Water District and nothing in this agreement is intended to in anyway impair the activities relating to the water resource development activities in Lincoln County by Lincoln County Water District and VIDLER. In the event any such acquisition of Reserved Property occurs, the SELLER MUST provide written notice to BUYER of such acquisition within ten (10) days of execution of such hereby grants to BUYER the exclusive right and option (the “Option”) to purchase the Reserved Property so purchased by SELLER or SELLER’S Affiliate at a price equal to the purchase price paid by SELLER or SELLER’S Affiliate, which Option shall expire one (1) year after such acquisition by SELLER or SELLER’S Affiliate (“Option Expiration Date”), unless the Option is exercised by written notice given by BUYER to SELLER in the manner and at the address set forth in this Agreement prior to the Option Expiration Date. In the event the Option is exercised, escrow for the Reserved Property (the “Option Escrow”) shall close within sixty (60) days after the exercise of the Option. At close of the Option Escrow, SELLER shall be obligated to deliver title to the Reserved Property to BUYER (whether or not SELLER or SELLER’S Affiliate acquired the Reserved Property) in the same condition as existed on the date of such acquisition with all water rights, which shall be in good standing with the State Engineer. The purchase price for the Reserved Property shall be payable either in cash or under the same terms under which SELLER or SELLER’S Affiliate acquired the Reserved Property, at the option of BUYER. BUYER shall have the unilateral right to execute and record in the office of the County Recorder of the County in which the Reserved Property is located at any time after acquisition thereof by SELLER or SELLER’S Affiliate, a Memorandum of Option in a form satisfactory to BUYER describing the Option and the Reserved Property which is subject to the Option.
c.  Notwithstanding any quantities or duties of water rights represented in the Exhibit A-1, SELLER does not warrant that any quantity of water or water rights will be approved for a change in manner of use, point of diversion or place of use by the Nevada State Engineer or warrant that any quantity of water will be permitted or certified by the Nevada State Engineer under any water rights application transferred hereunder.
10.  ASSIGNMENT: Neither BUYER nor SELLER shall have the right to assign this Agreement and its rights under it, without the express written consent of the other party, which consent will not be unreasonably withheld.
11.  POSSESSION: Possession of the Property shall be given to BUYER at Close of Escrow, but during the term of this Agreement BUYER and its agents may enter upon the Real Property upon reasonable notice to SELLER, for the purpose of performing engineering, surveying or soil testing. BUYER agrees to pay, defend, indemnify and hold SELLER harmless from all liability, claims, costs and expense, except such as might accrue from the mere discovery of hazardous or toxic material, resulting from BUYER’S activities on the Real Property during the escrow period. Should the BUYER fail to acquire the Property, then it is agreed that SELLER shall receive copies of all studies, test results and engineering generated by BUYER.
12.  BINDING EFFECT: This Agreement shall bind and inure to the benefit of the respective heirs, representatives, successors and assigns of BUYER and SELLER.
13.  NOTICES: No notice, request, demand, instruction or other document to be given hereunder to any Party shall be effective for any purpose unless personally delivered to the person at the appropriate address set forth below (in which event such notice shall be deemed effective only upon such delivery) delivered by air courier next-day delivery (e.g., Federal Express), or delivered by U.S. mail, sent by registered or certified mail, return receipt requested as follows:
If to SELLER, to: NEVADA LAND AND RESOURCE COMPANY
3480 GS Richards Boulevard, Suite 101
Carson City, NV 89703
Fax: (775) 885-5005

If to BUYER, to: SOUTHERN NEVADA WATER AUTHORITY
1001 S. Valley View Blvd.
Las Vegas, Nevada 89153
Fax: (702) 258-3269

Notices delivered by air courier shall be deemed to have been given the next business day after deposit with the courier and notices mailed shall be deemed to have been given on the second day following deposit of same in any United States Post Office mailbox in the state to which the notice is addressed or on the third day following deposit in any such post office box other than in the state to which the notice is addressed, postage prepaid, addressed as set forth above. The addresses and addressees, for the purpose of this Paragraph, may be changed by giving written notice of such change in the manner herein provided for giving notice. Unless and until such written notice of change is received, the last address and addressee stated by written notice, or provided herein if no such written notice of change has been received, shall be deemed to continue in effect for all purposes hereunder.
14.  TIME: Time is of the essence for each provision of this Agreement of which time is a factor.
15.  ATTORNEYS’ FEES: In the event of any action or proceeding, including an arbitration brought by either Party against the other under this Agreement, the Parties shall each be responsible for their own costs and expenses including the actual fees of its attorneys incurred for prosecution, defense, consultation or advice in such action or proceeding.
16.  COMPUTATION OF PERIODS: All periods of time referred to in this Agreement shall include all Saturdays, Sundays and state or national holiday, unless the period of time specifies business days, provided that if the date to perform any act or give any notice with respect to this Agreement, shall fall on a Saturday, Sunday or state or national holiday, such act or notice may be timely performed or given on the next succeeding day which is not a Saturday, Sunday or state or national holiday.
17.  INTERPRETATION: The Parties hereto acknowledge and agree that each has been given the opportunity to review this Agreement with legal counsel independently, and/or has the requisite experience and sophistication to understand, interpret and agree to the particular language of the provisions hereof. The Parties have equal bargaining power, and intend the plain meaning of the provisions herein. In the event of an ambiguity in or dispute regarding the interpretation of same, the interpretation of this Agreement shall not be resolved by any rule of interpretation providing for interpretation against the Party who causes the uncertainty to exist or against the draftsman.
18.  ENTIRE AGREEMENT: This Agreement contains the complete and entire agreement and understanding of the parties hereto with respect to the subject matter contained herein, and any and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, of the parties hereto are revoked and merged herein. This Agreement may be amended, modified, changed or terminated only by a written instrument executed by the SELLER and BUYER. There are no agreements, restrictions, promises, warranties, covenants or other undertakings other than those expressly set forth herein.
19.  SURVIVABILITY: All covenants of BUYER or SELLER which are intended hereunder to be performed in whole or in part after Close of Escrow and all representations, warranties and indemnities by either Party to the other, shall survive Close of Escrow and delivery of the Grant, Bargain and Sale Deeds, and be binding upon and inure to the benefit of the respective Parties.
20.  MUTUAL INDEMNITY: SELLER and BUYER hereby agree to indemnify, defend and hold the other Party harmless against any and all liability, claims, costs or expenses arising directly or indirectly out of the covenants, representations and warranties given by the indemnifying Party to the other in this Agreement.
21.  AUTHORITY OF PARTIES: Any corporation signing this Agreement, and each agent, officer, director, or employee signing on behalf of such corporation, but in his individual capacity, represents and warrants that said Agreement is duly authorized by and binding upon said corporation. Any individual signing this Agreement on behalf of a partnership or business entity other than a corporation represents that such other entity has power and authority to enter into this Agreement, and by such person’s act is bound hereby.
22.  COUNTERPART: This Agreement and any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different Parties in separate counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when one or more counterparts of this Agreement have been signed by each Party and delivered to the other Parties.
23.  NO BROKER’S COMMISSION: BUYER and SELLER each warrant and represent to the other that it has not contracted with any broker or finder with regard to this transaction, and agrees to indemnify and defend the other and to hold the other harmless from and against all claims, liability, demands, damages and costs of any kind arising from or connected with any such fee or commission claimed to be due any person rising from such party’s conduct with respect to this Option Agreement or the transaction contemplated hereby.
24.  TAX DEFERRED EXCHANGE: At the sole discretion and election of SELLER and so long as no delay of the dates set forth herein is required, the BUYER and SELLER agree that BUYER will cooperate with the SELLER, but at the sole cost and expense of SELLER, in effecting a “Starker” or other tax deferred exchange of the Property pursuant to the provisions of Section 1031 of the United States Internal Revenue Code. Such cooperation is understood to be limited to the execution of such necessary and appropriate “exchange instructions” as the Title Company of the “accommodator” for the SELLER may reasonable require.
25.  POST CLOSING STATE ENGINEER HEARINGS. At the Close of Escrow, SELLER shall cease its participation as an “interested person” in the hearings before the State Engineer with respect to Applications 53987 to 53992 and 54003 to 54029, filed in the Spring Valley Hydrographic Basin, currently scheduled to begin on September 11, 2006.
IN WITNESS WHEREOF, SELLER and BUYER have fully executed this Agreement as of the date first above written.

“SELLER”     “BUYER”

NEVADA LAND AND RESOURCE  SOUTHERN NEVADA WATER AUTHORITY
COMPANY, LLC, a Nevada    a Joint Powers Authority under the laws of Nevada
limited liability company

By: /s/ Dorothy A. Timian-Palmer  By: /s/ Patricia Mulroy ____________

Dorothy A. Timian-Palmer             Patricia Mulroy
Chief Operating Officer              General Manager

VIDLER WATER COMPANY, INC.
a Nevada corporation

By: /s/ Dorothy A. Timian-Palmer
Name: Dorothy A. Timian-Palmer
Title: Chief Operating Officer

Approval by SNWA Board

The foregoing Agreement is hereby approved this ___20th_ day of _____July______, 2006.

___/s/ Amanda Cyphers_____________________________________
Amanda Cyphers, Chairperson of the Board of
Directors of Southern Nevada Water Authority